Exhibit 99.1

8 June 2016 Transforming Today, Leading Tomorrow: Advancing Our Leadership Strategy Liam Condon Page 1 CROP SCIENCE GLOBAL TOWNHALL MEETING

This communication relates to a proposed offer by Bayer Aktiengesellschaft or its subsidiaries (“Bayer”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Monsanto Company, a Delaware corporation (“Monsanto”). This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Monsanto. No tender offer for the shares of Monsanto has commenced at this time. At the time a tender offer for the shares of Monsanto is commenced, Bayer will file tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) with the Securities and Exchange Commission (the “SEC”) with respect to the tender offer. Any definitive tender offer documents will be mailed to the stockholders of Monsanto. STOCKHOLDERS OF MONSANTO ARE URGED TO READ THE RELEVANT TENDER OFFER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES. Stockholders of Monsanto will be able to obtain free copies of these documents (if and when available) and other documents filed by Bayer with the SEC through the website maintained by the SEC at www.sec.gov. Legal Disclaimer Page 2 Global Crop Science Townhall • 8 June 2016

Agenda Acquiring Monsanto to advance the next generation of farming Q&A Advancing Our Leadership Strategy Agricultural Commercial Operations (ACO) Research & Development (R&D) Other Functions Q&A Page 3 Global Crop Science Townhall • 8 June 2016

Compelling driver for Life Science Portfolio Creates an industry leader in Crop Science with integrated offering of Seeds & Traits, Crop Protection, Biologics and Digital Farming Creates an Innovation Powerhouse to deliver integrated solutions for the next generation of farming Reinforces Bayer as a Life Science company with leadership positions in its core business segments Page 4 Global Crop Science Townhall • 8 June 2016

Beneficial for all stakeholders Bayer Next logical step to reinforce Bayer as a Life Science company Well balanced portfolio of Health Care and Crop Science Business Crop Science Leading integrated agriculture business delivering valuable and innovative solutions for farmers Significant growth potential in a very attractive industry Employees Working for an industry leader Attractive career opportunities at a larger and more diversified global franchise Customers Creating an Innovation Powerhouse Broad portfolio: Seeds & Traits, Crop Protection, Biologics and Digital Farming platforms Investors Substantial value for both companies’ shareholders Substantial premium for Monsanto’s shareholders Page 5 Global Crop Science Townhall • 8 June 2016

Combination Addresses Fundamental Global Challenges ~10 billion People on the planet by 2050 +60% Productivity increase required to feed the planet by 2050 +16% Rising per capita protein intake by 2024 -17% -17% Biophysical effect of climate change shocks on yields by 2050 Declining hectares of farmland per capita by 2050 OECD-FAO AGRICULTURAL OUTLOOK 2015-2024 €120 billion Estimated Ag input market size by 2025 from ~€85bn in 20153 United Nations 2015 Nelson1 / FAO2 From 0.218 ha/capita in 2015 to 0.181 ha/capita in 20502 FAO 2 1Nelson et. al. (2014) 2FAO 2016 "Climate change and food security" 3This includes Seeds & Traits and Crop Protection Page 6 Global Crop Science Townhall • 8 June 2016

Integrated Solutions Across Crop Protection and Seeds & Traits Crop Protection Seeds & Traits Monsanto Bayer Crop Science Best-in-class Seeds & Traits portfolio Focus on “yield” Breeding and trait development focus Advanced Digital Farming platform Best-in-class Crop Protection portfolio Focus on “Plant Health” Excellence in chemistry Biologics platform Access to complete Life Science technology platform Bayer CS + Monsanto Integrated Platform Commercial packages across a broad set of key crops and geographies Strong integrated product offerings Strong R&D platform, Digital Farming beginning to serve as “integrator” Page 7 Global Crop Science Townhall • 8 June 2016

Combination of Superior Products and Services Enables Integrated Crop Solutions Seeds & Traits Seeds Treatment Weed Management Pest Management Disease Management Tailor-made customer solutions that holistically enhance yield and sustainability ensuring safe, healthy and affordable food Full optimization of all inputs over the growing cycle Additional Services + Consultancy Digital Farming + Page 8 Global Crop Science Townhall • 8 June 2016

Creation of an Innovation Powerhouse

2015 Pro Forma R&D Investment (€bn)[1]



Crop Protection
Seeds & Traits
Total
2.5
1.6
1.3
0.7 2
Bayer CS + Monsanto
Dow Ag + DuPont Ag
Syngenta + ChemChina Ag
BASF Ag
% of Sales
10.6%
10.6%
8.5%
11.4%

- Well positioned to deliver sustainable advances in agriculture for an increasing global population
- Capabilities and critical mass in all relevant R&D platforms
  - Breeding
  - Traits (GM and non-GM)
  - Chemistry
  - Biologics
  - Seed Treatment
  - Digital Farming
- Cross-technology capabilities
- Broad and deep combined R&D pipeline

[1]based on company information and internal calculations excl. synergies (at avg. 2015 Fx rate USD/EUR=1.11) assumes Dow/DuPont and ChemChina/Syngenta transactions completed
[2]BASF: includes ~€150 million for Plant Science

Page 9 Global Crop Science Townhall • 8 June 2016

Creating a Global Leader in ~€85bn Agriculture Industry



2015 Pro Forma Sales (€bn)[1]
Crop Protection
Seeds & Traits
Bayer Crop Science + Monsanto
23.1
Syngenta + ChemChina Ag[2]
14.8
Dow Ag + DuPont Ag
14.6
BASF Ag
5.8

[1]based on company information and internal calculations (at avg. 2015 Fx rate USD/EUR=1.11) assumes Dow/DuPont and ChemChina/Syngenta transactions completed [2]excludes Adama non-Ag sales

Page 10 Global Crop Science Townhall • 8 June 2016

Overall reception of Bayer’s offer to acquire Monsanto

Wir lindern mit Monsanto den Hunger? - May 29, 2016 Monsanto rejects Bayer bid but leaves door open - May 28, 2016 Why Bayer’s Big Monsanto Bid Has Fallen Flat - May 23, 2016 Monsanto may strain to make case against Bayer bid - May 23, 2016 Bayer ready to beef up offer for Monsanto - May 29, 2016 Bayer launches $62bn cash bid for Monsanto: German group seeks to create ‘global agricultural leader’- May 23, 2016 Bayer's Monsanto Offer May Be Too Much and Not Enough - May 23, 2016 Bayer CEO Invites Environmental Groups to Talk About Monsanto Bid - May 28, 2016 High media exposure, overall Page 12 Global Crop Science Townhall • 8 June 2016

Transparency in Communications Stakeholder outreach Global News Releases TV statements provided (Baumann, Condon, Blome) Media and Investor Conference Calls Transaction website “Advancing together” launched TV appearances: Baumann on ARD, CNBC and Bloomberg TV Town Halls, Employee QA, Intranet Page 13 Global Crop Science Townhall • 8 June 2016

Next Steps Bayer is looking forward to discussions with Monsanto and is prepared to proceed immediately with due diligence and negotiations to achieve an agreed transaction Bayer is fully committed to this compelling transaction Page 14 Global Crop Science Townhall • 8 June 2016

Thank you! Advancing, Together Global Crop Science Townhall • 8 June 2016